Exhibit 99.1

NEWS RELEASE

July  27, 2011
CONTACT:  Mac McConnell
Senior Vice President, Finance & CFO
713-996-4700
www.dxpe.com

DXP ENTERPRISES ANNOUNCES 2011 SECOND QUARTER RESULTS

Houston, TX, -- July 27, 2011 – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced net income of $7.6 million for the second quarter ended June 30, 2011, with diluted earnings per share of $0.50 compared to net income of $4.6 million and diluted earnings per share of $0.31 for the second quarter of 2010.  Sales increased $30.4 million, or 18.2%, to approximately $197.7 million from $167.3 million for the same period in 2010.  After excluding the $6.6 million of sales of D&F, acquired on December 1, 2010, sales for the second quarter of 2011 increased 14.2% over the same period in 2010.

Net income for the six months ended June 30, 2011 was $14.0 million, with diluted earnings per share of $0.92 compared to net income of $8.2 million and diluted earnings per share of $0.57 for the first half of 2010.  Sales for the six months ended June 30, 2011 increased $66.5 million, or 21.1%, to approximately $380.8 million from $314.3 million for the same period in 2010.  After excluding the effect of acquisitions, sales for the first half of 2011 increased $41.2 million, or 13.1%, from the first half of 2010.

Net income for the second quarter sequentially increased 20.0% from $6.3 million to $7.6 million in the second quarter of 2011.  Likewise, sales sequentially increased 8.0% from $183.1 million in the first quarter to $197.7 million in the second quarter of 2011.

David R. Little, Chairman and Chief Executive Officer remarked, “We are pleased to report a strong second quarter and our outlook for the second half of 2011 continues to be positive.  We are especially pleased with our sequential increase in EBITDA margins, improving from 7.6% in the first quarter to 8.2% of sales in the second quarter.  Most of our customers and the markets we serve continue to show improvement, especially oil and gas.  DXP continues to expand organically and pursue promising acquisition opportunities.  Thanks to our DXPeople for their dedication and execution of our profitable growth strategies."

Mac McConnell, Senior Vice President and CFO, added, “Our financial results reflect our continued focus on our customers and continued strength in the market.  During the second quarter of 2011, DXP reduced total long-term debt by $8.6 million.  The July 25, 2011 amendment to our credit facility reduced our effective interest rate by approximately 75 basis points and provides DXP with additional flexibility to grow organically and complete acquisitions."

About DXP Enterprises, Inc.

DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States and Sonora, Mexico.  DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, industrial supplies and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for our customers.  DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services.  For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes.  For more information, review the Company’s filings with the Securities and Exchange Commission.

DXP ENTERPRISES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Sales	$ 197,675	$ 167,292	$ 380,762	$ 314,284
Cost of sales	140,410	119,389	271,070	224,426
Gross profit	57,265	47,903	109,692	89,858
Selling, general and administrative expense	43,634	38,774	84,519	73,982
Operating income	13,631	9,129	25,173	15,876
Other income	15	11	36	214
Interest expense	(1,023)	(1,604)	(2,045)	(2,598)
Income before income taxes	12,623	7,536	23,164	13,492
Provision for income taxes	5,013	2,952	9,211	5,316
Net income	7,610	4,584	13,953	8,176
Preferred stock dividend	(22)	(22)	(45)	(45)
Net income attributable to common shareholders	$ 7,588	$ 4,562	$ 13,908	$ 8,131

Basic income per share	$ 0.53	$ 0.33	$ 0.97	$ 0.60
Weighted average common shares outstanding	14,327	13,938	14,303	13,551
Diluted income per share	$ 0.50	$ 0.31	$ 0.92	$ 0.57
Weighted average common and common equivalent shares outstanding	15,167	15,198	15,143	14,615

Unaudited Reconciliation of Non-GAAP Financial Information

The following table is a reconciliation of EBITDA**; a non-GAAP financial measure, to income before income taxes, calculated and reported in accordance with U.S. GAAP (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Income before income taxes	$ 12,623	$ 7,536	$ 23,164	$ 13,492
Plus interest expense	1,023	1,604	2,045	2,598
Plus depreciation and amortization	2,551	2,482	4,942	4,704
EBITDA	$ 16,197	$ 11,622	$ 30,151	$ 20,794
**EBITDA – earnings before interest, taxes, depreciation and amortization.